Exhibit I

	31.12.2002	31.12.2001
Assets
Member States
From resources of the European Community
(New Community Instrument for borrowing and lending)
Disbursed loans outstanding (2)	68,599	80,959

Turkey
From resources of Member States
Disbursed loans outstanding (3)	43,792	58,953

Mediterranean Countries
From resources of the European Community
Disbursed loans outstanding	201,606	211,121

Risk capital operations
- amounts to be disbursed	117,182	96,582
- amounts disbursed	201,576	192,572

	318,758	289,154

Total (4)	520,364	500,275
African, Caribbean and Pacific States
and Overseas Countries and Territories
From resources of the European Community

Yaoundé Conventions
Loans disbursed	41,564	44,810
Contributions to the formation of risk capital
Amounts disbursed	419	419

Total (5)	41,983	45,229

Lomé Conventions
Operations from risk capital resources:
- amounts to be disbursed	633,407	666,171
- amounts disbursed	1,274,134	1,198,479

	1,907,541	1,864,650

Operations from other resources:
- amounts to be disbursed	8,000	8,000
Total (6)	1,915,541	1,872,650

Grand total	2,590,279	2,558,066